Exhibit 10.8

DOMINION PROPERTIES, L.P.
Two Bala Plaza, Suite 525, Bala Cynwyd, PA 19004
(610) 667-0421
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                                  June 4, 1996



Mr. William Bromley
President
First Sterling Bank
80 West Lancaster Avenue
Devon, PA  19333

Dear Mr. Bromley:

                  Pursuant to our several discussions, we are writing to confirm agreement with respect to First Sterling Bank's existing leasehold for approximately 13,000 square feet on the fourth floor of 80 West Lancaster Avenue. You have advised of First Sterling's desire to consider a long term strategic plan which may involve an alliance with a third party organization or organizations under circumstances which may alter First Sterling's use of all or a portion of such space. We have negotiated and agreed that, subject to consummation of any such combination, merger or affiliation which results in the change in control of First Sterling Bank on or before March 31, 1997, First Sterling shall have the right at any time hereafter to modify the leasehold as it pertains to the fourth floor space. First Sterling may exercise its right to modify said leasehold by providing fifteen (15) days written notice accompanied by payment to Dominion Properties of $375,000, as a result of which, effective the later of December 31, 1996 or fifteen (15) days subsequent to said written notice and payment, the lease of said fourth floor space shall, (a) be reduced by 50% of the existing leasehold on the fourth floor; (b) the term of such modified tenancy on the fourth floor shall be reduced to five years commencing from the effective date of the modification and continuing for 60 months. First Sterling's right to sublet shall continue as provided in the existing lease agreement.

                  Further, as a result of such modification, the overall rental under the lease of December 7, 1995 shall be amended to reflect the reduction in base rental and adjustment of electricity allocation to reflect the 50% reduction in the fourth floor tenancy, as follows:


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                                        2

                                                                                                          Prorated
                                                                                                            Share
                                                      Monthly                    Annual                   Building
         Period            Sq. Ft.                   Base Rent                  Base Rent                Electricity
         ------            -------                   ---------                  ---------                -----------
1/1/96-12/31/96             23164                   $36,482.00                 $437,784.00               44.55%
1/1/97-12/31/97(1)          16332                   $26,493.64                 $317,923.72               31.41%
1/1/98-12/31/98             16332                   $27,288.45                 $327,461.39               31.41%
1/1/99-12/31/99             16332                   $28,107.11                 $337,285.30               31.41%
1/1/00-12/31/00             16332                   $28,950.32                 $347,403.81               31.41%
1/1/01-12/31/01             16332                   $29,818.83                 $357,825.97               31.41%
1/1/02-12/31/02              9500                   $17,865.37                 $214,384.47               18.27%
1/1/03-12/31/03              9500                   $18,401.33                 $220,815.99               18.27%
1/1/04-12/31/04              9500                   $18,953.37                 $227,440.48               18.27%
1/1/05-12/31/05              9500                   $19,521.98                 $234,263.70               18.27%

(1)Assumes notice on January 1, 1997; reduction in tenancy and commencement of revised term will be initiated by timing of notice after December 31, 1996.

                  With respect to renewal options related to the fourth floor space, provided First Sterling is the occupant of the modified lease for the fourth floor space, it shall have the right to renew its occupancy of the modified tenancy by exercising the renewal options under paragraphs 36 of the lease dated December 7, 1995. Such renewal options are for the exclusive benefit of First Sterling and shall not be transferrable or assignable to any sublet tenant. The renewal options for the first floor space shall continue as provided in the existing lease.

                  Subject to First Sterling remaining in good standing as a tenant of the first floor space under the agreement of December 7, 1995, the ten restricted parking spaces (paragraph 27(a)) adjacent to the Building shall be provided and continued under the lease agreement.

                  The lease agreement of December 7, 1995 provides certain signage benefits (paragraphs 32 and 33) to First Sterling as the principal occupant of the Building. If the lease modification provided for herein is exercised and the occupancy of First Sterling is reduced, Landlord's obligation signage and the committed name of the Building shall be modified as provided for herein. As long as First Sterling leases and occupies 20,000 square feet of space, the existing lease provisions relating to signage and Building name shall remain as provided in the December 7, 1995 lease. If the lease and occupancy of First Sterling is less than 20,000 square feet, Landlord shall have the right to recapture the name of the Building and to modify exterior signage now provided to First Sterling. In such recapture, Landlord shall identify First Sterling's operation and occupancy by providing First Sterling with 25 lineal feet of on Building signage, in an area and of a type agreeable to Landlord and consistent with local governmental rules and regulations.


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                                        3

                  You have asked for clarification of First Sterling's obligation for HVAC Maintenance under paragraph 37 of the lease agreement. This will confirm that the obligations under this paragraph are limited to HVAC items on the 9500 square feet of the first floor space.

                  First Sterling's other lease obligation provided in the lease agreement of December 7, 1995 shall continue without change, abatement or modification.

                  It is specifically understood and agreed the option for the above lease modification is being provided as an accommodation to First Sterling's consideration of a strategic alliance or combination which will result in a change of control of First Sterling Bank and is subject to consummation of such alliance or combination. The rights of modification provided for herein shall not be exercisable or effective if such alliance or combination does not occur on or prior to March 31, 1997 at which time First Sterling's right to modify shall be deemed null and void.

                  Kindly acknowledge your consent to the above agreement by executing and returning a copy of this agreement to the undersigned.

Acknowledged and Agreed to                   Sincerely,
this 4th day of   June   , 1996              Dominion Properties
    ----       -----------

By: \s\ William H. Bromley                   By: \s\ Arthur J. Kania, Jr.
    ----------------------                      -------------------------
    William H. Bromley                          Arthur J. Kania, Jr.
    President
    First Sterling Bank



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